Exhibit e(iii)

AMENDMENT AGREEMENT

Amending the terms of a Distribution Agreement

This Amendment Agreement, made as of December 10, 2015, is made by and between Baillie Gifford Funds, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust, and Baillie Gifford Funds Services LLC (“BGFS”).

WITNESSETH:

The Trust (acting on behalf of certain series of the Trust) and BGFS entered into a distribution agreement on 27 February 2015 pursuant to which the Trust appointed BGFS as the distributor of certain shares of beneficial interest which were registered under the Securities Act of 1933 (the “Distribution Agreement”).

In accordance with Section 13 of the Distribution Agreement, the parties now wish to amend the Distribution Agreement to allow a new series of shares of beneficial interest of the Trust to appoint BGFS as distributor.

By executing this Amendment Agreement, the parties agree to be bound by the terms of the Distribution Agreement as herein amended, as if the new series of the Trust was a party to the original Distribution Agreement, with effect from the date hereof.

NOW, THEREFORE, the parties wish to amend the Distribution Agreement as follows:

1.             Appendix A

Appendix A is deleted in its entirety and replaced with the Appendix A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized:

BAILLIE GIFFORD FUNDS, on behalf of each of The Emerging Markets Fund, The EAFE Fund, The International Equity Fund, The Global Alpha Equity Fund, The North American Equity Fund, The EAFE Choice Fund, The EAFE Pure Fund, The Emerging Markets Bond Fund, The Long Term Global Growth Equity Fund and The Asia Ex Japan Fund

/s/ Graham Laybourn
Name: Graham Laybourn
Authority: Chief Compliance Officer, Baillie Gifford Funds

BAILLIE GIFFORD FUNDS SERVICES LLC	/s/ Peter Hadden
Name: Peter Hadden
Authority: Chief Executive Officer, Baillie Gifford Funds Services LLC

APPENDIX A

Investment Company	Series	Date Added
Baillie Gifford Funds	The International Equity Fund	February 27, 2015
The EAFE Fund
The EAFE Choice Fund
The EAFE Pure Fund
The Emerging Markets Fund
The Global Alpha Equity Fund
The North American Equity Fund
The Emerging Markets Bond Fund
The Long Term Global Growth Equity Fund
	The Asia Ex Japan Fund	December 10, 2015